Exhibit 99.2

Compuware Corp.	CPWR	Q3 2010 Earnings Call	Jan. 28, 2010
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator:  Hello, and welcome to the Compuware Corporation Third Quarter Results Teleconference. At the request of Compuware, this conference is being recorded for instant replay purposes.

At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa Elkin, Vice President, Investor Relations and Communications

Thank you very much, Terry, and good afternoon, ladies and gentlemen. With me this afternoon are Bob Paul, President and Chief Operating Officer; and Laura Fournier, Executive Vice President and Chief Financial Officer.

Certain statements made during this conference call that are not historical facts, including those regarding the Company’s future plans, objectives and expected performance, are forward-looking statements within the meaning of the Federal Securities laws.

These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information.

The Company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For those of you who do not have a copy, I will begin by summarizing the press release. Bob and Laura will then provide details about the quarter and other Compuware business activities. We will then open the call to your questions.

Compuware reports strong third quarter results. Total products revenue, excluding divested products, increases sequentially and year-over-year. Earnings per share reach $0.11 per share GAAP, $0.12 per share non-GAAP. Momentum of key growth drivers accelerate as Vantage license fees increase 9.5% year-over-year, 65.6% sequentially. Covisint revenues increase 22.6% year-over-year. Professional Services margins reach 12% excluding Covisint. Revenues increase sequentially. Gomez web performance division reaches record bookings of 21.8 million between October and December of 2009.

Compuware Corporation today announced financial results for third quarter ended December 31, 2009. During the Company’s third quarter, software license fees were $52 million compared to $53.1 million excluding divested products, and $60.5 million as reported in the third quarter last year. Maintenance and subscription fees were $117.6 million in the third quarter compared to $108.5 million excluding divested products, and $116.6 million as reported in the third quarter last year. Revenue from professional services in the third quarter was $60.3 million compared to $91.5 million in the same quarter last year.

I would now like to turn the call over to Bob. Bob?

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Compuware Corp.	CPWR	Q3 2010 Earnings Call	Jan. 28, 2010
Company▲	Ticker▲	Event Type▲	Date▲

Bob Paul, President and Chief Operating Officer

Thanks, Lisa. Compuware’s strong results this quarter show continued momentum and greater consistency in the Company’s performance. The strategy and operational discipline that we announced over 18 months ago has led to a much simpler and healthier business with strong differentiated opportunities for continued growth. All of our core growth drivers showed sequential and year-on-year growth in Q3 and as of the last three quarters we continue to see consistent improvement in our operational metrics.

To provide apples-to-apples view on the progress of our business, we have excluded divested products from these Q3 compares. Overall, Compuware posted a nearly 30% year-over-year increase in total product commitments. Total products revenue increased 5% compared to the same quarter last year. Additionally, professional services revenue, excluding Covisint, is up sequentially to $49.4 million along with improved margins.

The great news is that these positive results were not based on one-time events but on the successful execution of a longer-term strategy. In particular, our unique capability to optimize application performance in the data center, in the cloud or on a mobile device is gaining momentum in the application performance marketplace. In this space, only Compuware can deliver a unified view with immediate deep dive resolution across the entire application delivery chain. This is a new, disruptive change to the market made possible through the Gomez acquisition.

Right out of the gate in the third quarter, we released a joint solution that has already been sold and implemented to a number of customers, a number of new customers. More importantly, we are seeing very strong interest in this joint solution. We have scheduled subsequent releases that will further integrate and differentiate our capabilities.

Operationally, we have kept the Gomez division intact so that they can continue to drive market share growth in the Web Performance area and operate with extreme agility. In fact, I want to congratulate the Gomez team achieving their best quarter ever. To put it simply, they are on fire.

Gomez total bookings from October through December were $21.8 million, which represents an increase of 46% sequentially and 35% year-over-year. This includes 133 net new customers through direct sales and an additional 21 through channels. Keep in mind that these customers represent immediate upsell opportunities for Vantage.

Our expectation going into Q4 and fiscal year ‘11 is that we will continue to support Gomez so they can continue to do what they do best. We’ll invest in further product integration, grow their Benchmark ecosystem and support a rigorous lead sharing process to drive joint market share.

Starting in February, we expect to introduce some very exciting solutions addressing private, public and hybrid cloud performance. We are also rapidly extending our penetration of vertical industries, including retail, media and publishing, and SaaS users and providers.

On the Vantage side, we posted nearly 10% year-over-year growth in license fees and a 95% sequential increase in license bookings. Vantage license bookings for the quarter were up nearly 20% year-over-year. Total Vantage revenues for the quarter increased 7.8% to $36 million. So we remain very excited about our outlook for our distributed products and expect the individual and combined momentum for the Gomez and Vantage in particular to lead to strong future growth.

Covisint also delivered excellent results this quarter and we continue to see strong macro drivers for this business. In Q3 Covisint added 71 new customers including global brands like Shell, OnStar and AT&T. Revenues increased more than 22% year-over-year to $10.8 million. The most exciting news, however, is a guaranteed revenue that we see coming in future quarters from backlog of $75.1 million.

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Compuware Corp.	CPWR	Q3 2010 Earnings Call	Jan. 28, 2010
Company▲	Ticker▲	Event Type▲	Date▲

Changes in manufacturing vertical are driving organizations to Covisint’s cloud based solutions for their speed, innovation and value. We capitalized on this dynamic to achieve 11% growth year-over-year in Covisint’s manufacturing vertical this year. Covisint’s healthcare business is accelerating even faster with 52% year-over-year revenue increase. The Federal Stimulus Program for healthcare IT is generating a wave of opportunities and RFPs. And we expect many large health information exchange initiatives will make purchasing decisions over the next 12 months. With great customer reference stories already in place including the States of Tennessee, Minnesota and Michigan, we are very well positioned for explosive growth in this marketplace.

Additionally, our relationship with the American Medical Association continues to grow. We expect at least an additional 19,000 providers to be on the Covisint platform by late summer. Between Covisint and Gomez, we have two of the fastest growing SaaS solutions in the industry.

Changepoint license fees increased to $3 million this quarter, up more than 80% sequentially and up slightly year-on-year. This is due to our refocused strategy in sub segments within the IT portfolio management marketplace. We are also seeing our pipelines build in this area. Our ability to provide strong references in a market that has struggled with failed implementations remains a key differentiator in the ITPM and IT government space.

Our mainframe business also remains very healthy. We still have 0.4% year-over-year growth in overall mainframe revenue and 2.6% year-over-year growth in the mainframe maintenance. Our investment in client managers who work directly with our customers to achieve greater ROI is paying off. This is also a great testament to the work of our mainframe professionals.

Professional services revenue, excluding Covisint, is also up sequentially $49.4 million, and more importantly, so are the margins. Excluding Covisint, the services business achieved 12.1% margin. We have stabilized our services business, which is substantially healthier than it has been in years. We expect to see slight revenue growth based upon improved product related services numbers and building on specialized differentiated competencies.

In addition, we’re capitalizing on greater interest from more and more strategic partners, which is helping to drive our revenue growth and expand our market presence. I’m very pleased with the work of the channels group, which has rebuilt this program from scratch. You should expect to continue to see additional announcements on global alliances in the near future.

So we streamlined our product portfolio and investment in strategic growth areas, all while improving profitability, expanding market leadership and positioning the Company for sustainable growth and improving the consistency of the results. As such, we remain comfortable with the lower end of our prior guidance.

Obviously, we are very pleased with the momentum, but I believe that Compuware can do much more. In talking with over field teams and our customers, I can feel the immense momentum building behind our business. I am hopeful that in your research you are hearing and seeing the same thing.

As you can tell, I’m optimistic that next year Compuware will harness and build on these business drivers. Excluding the effect of this year’s divestitures, we are now consistently growing revenues with increasing earnings, and I know we haven’t been able to stay that for quite a while.

Laura?

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Compuware Corp.	CPWR	Q3 2010 Earnings Call	Jan. 28, 2010
Company▲	Ticker▲	Event Type▲	Date▲

Laura Fournier, Executive Vice President and Chief Financial Officer

Thanks, Bob. Compuware’s performance in Q3 is yet another example in a growing list of successes that clearly indicates the soundness of our strategic direction and the effectiveness of our efforts. Q3 also represents a very positive trend. Not only was it another solid quarter, but for the second consecutive period we beat Street license, maintenance, total revenue and EPS expectations.

We have made significant progress on our plan to focus the business on end-to-end application performance, including the divestiture of our QA products and the acquisition of Gomez. Because of these changes, we believe additional insight into our GAAP income statement numbers is necessary to communicate the true health of our business. For instance, by looking at the GAAP numbers, one would conclude that license revenue for the quarter is down year-over-year. However, if you conduct an apples-to-apples comparison by eliminating QA license revenue from last year’s Q3 license number, you see that license revenue for the quarter is essentially flat year-over-year.

But more importantly, by diving deeper you will note that Vantage revenue for the quarter was up approximately 10% year-over-year and nearly 66% sequentially. Now, those are compelling numbers. I don’t have to remind you that our distributed systems business is a primary growth driver and these numbers clearly indicate that our efforts to grow this business are working.

In terms of maintenance revenue, it is also important to look beyond the GAAP income statement to gain a more accurate understanding of the performance of this business. When you examine the factors impacting maintenance revenue during the third quarter, what you find is that on an apples-to-apples basis, maintenance revenue grew 3.1% year-over-year. Again, this excludes the divested QA maintenance from Q3 of last year, as well as the addition of Gomez this quarter, which is now being recognized within the maintenance line item.

We think this 3.1% improvement is very solid and we are very pleased with the growth. But even more impressive than this overall 3.1% increase is the fact that Vantage maintenance revenue was up nearly 6% year-over-year and approximately 5% sequentially. This is an important metric in that it both validates the business growth as well as the value being delivered. Like we’ve said many times before, people don’t pay maintenance for solutions that don’t deliver value. That has never been more true than it is today in this challenging economic environment.

Let’s spend a moment on Gomez. As I just mentioned, we have included Gomez revenue in the maintenance line because Gomez’ SaaS model is more closely aligned with maintenance attributes, ratable recognition, repeatable, renewable, et cetera. For the quarter, Gomez GAAP revenue was $5.8 million. However, GAAP requires that we take a write down of any deferred revenue acquired as part of an acquisition. We have to restate it at fair value.

Without this mandated write-down, this revenue would have come in at 8.5 million for the two months in Q3 that Gomez was actually a part of Compuware. This write-down will have an impact on Gomez revenue for the next several quarters on a declining basis. But keep in mind that SaaS revenue is recognized ratably, and as Bob mentioned, Gomez bookings grew at a record pace during the quarter. And these new bookings are not subject to a GAAP haircut.

Another indicator of the effectiveness of our strategy and execution is the performance of our professional services business. For the first time in nearly two years, we experienced revenue growth in this business as services revenue, excluding Covisint, grew nearly 2% over the second quarter. And I want to point out that an increase in product related services played a key role in these results.

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Compuware Corp.	CPWR	Q3 2010 Earnings Call	Jan. 28, 2010
Company▲	Ticker▲	Event Type▲	Date▲

But this growth only tells half the story as the quality of our services revenue continues to increase as well. For the quarter, the services contribution margin, again excluding Covisint, was 12.1%, up from 5.6% last Q3 and up from 11.7% in Q2.

Here’s another way to look at it. While professional services revenue is down 40% year-over-year, the contribution margin percentage is up 116% year-over-year. Our strategy to turn our services unit into a profitable, strategically important and long-term business is working.

Now, I would like to spend a few minutes discussing operating expenses and provide some insight into the sequential increase in total operating expenses. In looking at these numbers, you have to factor in the Gomez effect as Gomez accounted for approximately $8 million of direct operating expenses this quarter. Additionally, there’s approximately $1.6 million of acquisition costs included in G&A that we are required to expense. Prior to this fiscal year, these expenses would have been capitalized as part of the cost of the acquisition.

So in doing an apples-to-apples comparison by eliminating the Gomez related expense items, the sequential increase in operating expenses for the quarter was $7.7 million, or 4.4%. The majority of this increase is concentrated in sales and marketing expense related to annual bonuses, as well as marketing investments intended to drive demand in support of our growth objectives. I would also like to point out that from a year-over-year perspective, operating expenses, net of Gomez, are down 16.1%. So you can clearly see our operating efficiency programs are working. Going into Q4, the run rate for total operating expenses is expected to be approximately $200 million once a full quarter of the Gomez expenses are factored in.

In terms of cash, given the $33.4 million of Q3 operating cash flow, we continue to expect operating cash for the year to come in at $200 million. This month, the $35 million borrowed under our line of credit to partially finance the Gomez acquisition was repaid, and once again we are debt free.

With regard to the stock buyback, in Q3 we repurchased approximately 3.5 million shares for about $25.4 million. That brings our total for the year to approximately 15.1 million shares for nearly $111.2 million. As always, we will continue to evaluate business and economic conditions and buy back stock when it is fiscally prudent to do so.

Overall, we are energized by the strides we have made, both in terms of our performance as well as the foundational changes we have made to our operating structure, and we believe that progress will continue. Because of this continued success and the measures we have put and are putting in place to promote continued growth, we believe the Company has truly entered a period of renaissance, the next leg of our journey that will lead to the type of sustained success that has defined Compuware for the greater part of 40 years. Of this, I have no doubt.

Lisa?

Lisa Elkin, Vice President, Investor Relations and Communications

Thank you very much, Laura. Ladies and gentlemen, at this time we’ll be very happy to take your questions.

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Compuware Corp.	CPWR	Q3 2010 Earnings Call	Jan. 28, 2010
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] And our first question comes from Rafferty Capital Markets and Mr. Kirk Materne. Please go ahead, sir.

<Q – Kirk Materne>: Thanks very much and congrats on the quarter. Maybe, Bob, I’d just like to talk a little bit about just sort of the uptick in product commitments. Can you talk a little bit about what is not on the income statement right now in terms of what’s getting deferred? Are you seeing that across all business lines? Obviously Gomez seemed like it had a very good quarter. Mainframe was maybe a little weaker than I thought this quarter. Did you have some deals on Mainframe that potentially got, or are getting, recognized more ratably as well?

<A – Bob Paul>: Yeah, we are definitely seeing a lot more ratable deals. We’re seeing more multi-year deals also. And then certainly in the subscription based revenue, which is becoming a larger percentage of our business, that also adds to the ratable nature of the revenue. So all those things involved. And then obviously as we start to get some joint solution deals, as I mentioned showing strong interest, we’ll continue to see that ratable number, the deferred number, go up.

<Q – Kirk Materne>: Okay. And then Covisint, obviously first pop-up year-over-year we’ve seen in a while. Are we sort of through a lot of the RevRec issues that were sort of holding that revenue in place? Should we expect to see more continued growth going forward? I know it could be a little bit lumpy, but should we expect to see more of sort of what you’ve seen on a bookings basis flow into the income statement?

<A – Bob Paul>: Yes, a couple of things. We’ve been over a year now with the, I think the agreed to standards for RevRec for the Covisint model. And so we’re very comfortable on the stability of the numbers and that moving forward.

The couple other things is where we’ve seen a pretty decent rebound in the auto/manufacturing numbers. And as you can imagine, that was stable or declining for a little bit. And that’s behind us. And certainly the healthcare revenue is exploding.

So you say there might be a little bit of lumpiness. I may go out on a limb here and say we don’t expect to see any lumpiness in the Covisint number for quite some time. That number is going to continue to go up.

<Q – Kirk Materne>: Great. And maybe circling back to Gomez, obviously it sounded like it was obviously a great quarter from a bookings standpoint. How much should we expect that to continue in the first quarter? I know, I believe they’re on a December fiscal year-end, so was there some end of year activity around that? Is that 21.8 a number that you expect to sort of go up sequentially? I don’t know how much guidance you want to give on that. But has the pipeline, I guess, gotten even bigger heading into 2010? Or was there some end of year activity that maybe made that a little bit larger than you would have expected?

<A – Bob Paul>: Yes, we see the pipeline growing and certainly the demand growing. And the secret sauce there is making sure that we can leverage, without slowing them down, leverage the opportunities of the joint value proposition.

There is some seasonality to their business so they do tend to have stronger Q4s. But as we go into this next fiscal year, the plans that we’re looking at right now have continued strong growth and there’s no reason to expect that that also won’t drive some incremental Vantage business as we [inaudible] grow larger license deals.

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Compuware Corp.	CPWR	Q3 2010 Earnings Call	Jan. 28, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Kirk Materne>: Okay. And then one last housekeeping and I’ll get back in the queue. Laura, just on the eight million or so that was from Gomez from an OpEx standpoint, was there much of an impact from Gomez on a COGS basis?

<A – Laura Fournier>: Included in that eight million is about 1.3 million of amortization, so the rest of it is basically direct cost.

<Q – Kirk Materne>: Direct cost. Okay. Great. Thanks very much.

<A – Bob Paul>: Thanks, Kirk.

Operator:  Thank you. [Operator Instructions] I would now like to go to the line of from Noble Research’s Gabe Lowy. Please go ahead.

<Q – Gabriel Lowy>: Thank you and good afternoon. Also my congratulations on the solid execution. Just a couple of questions, I mean the numbers sequentially would suggest that there might have been some year-end budget flush coming through in the December quarter. So first for Vantage, I guess to an extent for Changepoint as well, is that something you saw or do you think it’s just solid execution, better messaging, better sales force execution?

<A – Bob Paul>: On the Vantage and the rest of the serial products, we didn’t see that. We’re actually continuing to see strong demand for those solutions and the pipeline’s stable and growing based on which solution you’re talking about. I think there probably was some of that relative to the mainframe business for their operating budgets, making sure that some of the budget flush did occur.

But certainly for the couple characteristics you just mentioned, we’re seeing better sales execution. As you know, we’ve invested quite a bit in training and sharpening the value proposition message. We’re investing, continuing to invest now pretty heavily in what we’re calling sort of frictionless deployment of the solution, so making it easier and easier for our customers to deploy our application performance solutions. And that’s a great lesson learned there from the Gomez stuff.

So while we’re seeing demand increase because of the differentiation, we’re also starting to see an ease of achieving of economic value for our customers. And with both those things going and also with the starting to see some demand around this cloud computing environment and the need to measure performance in that area, we’re looking very much forward to what the next several quarters hold.

<Q – Gabriel Lowy>: Thank you. In terms of the APM and now with Gomez integrated, are you seeing – even though it’s early days – are you seeing the demand coming from the existing installed base of Vantage and then to an extent as you get your arms around the Gomez customers? Or do you see more greenfield hits coming in through the website activity coming up? The inside sales rep would see that, just in terms of the excitement level about a fully integrated solution.

<A – Bob Paul>: Right. So we’re seeing both of those. As you saw in my comments earlier, Gomez actually had 154 net new accounts, which is a fantastic number because it obviously shows great growth in their business model. But it immediately leads to a conversation around, okay, I have some web performance issues and I can see what’s going out there beyond my firewall. What happens if the cause of that problem is actually inside my data center behind the firewall? And that’s when the Vantage solution comes in.

I don’t know of a single conversation that I’ve had with an existing customer that hasn’t shown interest in looking at, at the very least, the Gomez solution because it’s so easily deployed and utilized as an extension of the Vantage solution for the existing customers also. So we’re going to continue to work that hard.

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Compuware Corp.	CPWR	Q3 2010 Earnings Call	Jan. 28, 2010
Company▲	Ticker▲	Event Type▲	Date▲

And I think the success moving forward is basically to drive as much of this new joint value proposition solutions to the marketplace as we can, creating very little if no distraction for the Gomez team because they really are growing their market very, very well and leveraging their synergies with the Compuware folks.

<Q – Gabriel Lowy>: Just out of curiosity, one last one about Gomez, they had I think about 2,500 total customers at the time you bought them. Would it be fair to characterize it as an 80/20 rule? So in other words, 20% of their customer base was generating about 80% of their business? Or was it more diversified than that?

<A – Bob Paul>: Yes, it was a lot more diversified than that. So you’ve got a couple of nameplate accounts, sort of big-name accounts that are using the measurements substantially and globally. But there’s a wide variety of customers across all major industry segments, particularly those that are using the Web obviously to grow market share, brand recognition and top line revenue growth.

And even now, what we’re starting to see is not just the leading edge web-based retail companies, but almost any company right now is investing to leverage the Internet to change the way in which they’re delivering their business value. It could be a car company, an appliance company, a software company, what have you, as you can imagine. So the market really is wide open. So that’s driving the demand.

And, obviously the second one is the promise of the cloud environments moving forward. We will not see mainstream adoption of cloud computing until performance is resolved and until security issues are resolved, and we have some great opportunities to own those spaces.

<Q – Gabriel Lowy>: Okay. That’s great. Last one for Laura so I’m not hogging the queue. The 200 million OpEx run rate now with Gomez integrated, should we see further efficiencies from that? Also by the way, how much of Gomez is head count? I think they had about 270 people. How much came over? So the 200 million, is that something that we’re sort of stable on and there’s puts and takes in terms of some areas growing like S&M? Maybe some like G&A shrinking? Or do we see a continuation of the downward trend in the aggregate OpEx?

<A – Laura Fournier>: Well as we go into our planning session for next year, we’re certainly going to be looking at all those areas. But I believe at this point there isn’t that many cost savings that we will achieve as we integrate the Gomez folks because we are, for all intents and purposes, leaving their operating structure intact. We’ll have some slight increases with respect to some of the Finance and HR administrative type groups, but nothing significant.

So going into the next, I think for the next couple quarters, you are going to see that operating expense line around 200 million and it will be mostly towards the sales and marketing category. G&A is still going to be stable right around the same numbers we’re seeing, 42 million or so, 40 million a quarter.

And keep in mind one thing too from this quarter as you look back is we have all of our annual bonus accruals are reflected in these numbers. And last year, when you look at those numbers, we had reversed most of those. So that’s one of the reasons you’re seeing a little bit of an uptick. But I think the 200 million is a good number for right now. We need to look at it, but I would use it for right now.

<A – Bob Paul>: The other thing if I could add on to that, where we’re deciding where we’re going to be best in the world, we’re also deciding what we’re not doing. And so there may be, as you’d expect, some reallocation of resources as we start to even get more finely tuned.

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Compuware Corp.	CPWR	Q3 2010 Earnings Call	Jan. 28, 2010
Company▲	Ticker▲	Event Type▲	Date▲

As an example, the leverage that we can help give Gomez in other geographies is going to be substantial. And in some places we have, well, in all the geographies where they should be, we certainly have offices and leadership teams and everything else.

But we will look to expand their sales and marketing capabilities in those geographies because we truly believe and we’re seeing in the market place and the analysts are agreeing, we have a differentiated capability that we believe is going to change the way in which companies are looking at solving their application performance problems. And so now is the time to leverage that and make sure that we’ve got people globally that can help grow and support that business.

<Q – Gabriel Lowy>: And the majority of that Gomez team is staying on board as far as you’d expect?

<A – Bob Paul>: Yes, I mean they’re flying. So all of the Gomez sales and operations team, marketing teams, are in place and going. And they’re running as they have done before. Obviously, the leadership team is working very carefully with us on product integration and sales leverage of joint opportunities, which is a big sort of one plus one equals three opportunity for us.

So we’re really trying to get the best of both worlds there, and so far, so good. They’ve been a great team to work with and they’re doing fantastic things and spending a lot of time here helping us figuring out how to grow it most successfully.

<Q – Gabriel Lowy>: Thanks very much. That’s it for me. Thank you. Congrats.

<A – Bob Paul>: Thank you.

<A – Laura Fournier>: Thank you.

Operator:  Thank you. [Operator Instructions] And now to the line of David Rudow of Thrivent Financial. Please go ahead.

<Q>: Good afternoon, everybody.

<A – Laura Fournier>: Hi, David.

<A – Bob Paul>: Hi, David.

<Q>: I don’t know if you disclosed this already, but can you talk about the jump in deferreds, kind of where that came from? I don’t know what type of details you can provide, but mainframe versus distributive, and maybe Covisint and Gomez, whatever you could give us would be great.

<A – Bob Paul>: Yes, I don’t have the specifics. I know Laura’s leafing through the binder right now to get those specifics. But it really was across the board. We can get you the percentages pretty quickly. But obviously we’re seeing more and more multi-year contracts on the mainframe side. But certainly the Gomez business drew greater deferred revenue. The Covisint business grew substantially deferred revenue. And then just based upon how some of the deals are structured, we’re seeing just more ratable business even on the distributed side.

<Q>: Do you think the – is that change in deferred, is it mainly around the distributed and the Gomez/Covisint rather than mainframe?

<A – Laura Fournier>: It’s primarily around the distributed. Gomez added, in the current deferred, they added $37.8 million...

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Compuware Corp.	CPWR	Q3 2010 Earnings Call	Jan. 28, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<Q>: Okay.

<A – Laura Fournier>: ...of that. In long-term, it’s closer to 12 million. But most of it, it would be in the distributed.

<Q>: Okay, so that 37.8 million, was that the total change in deferred or the short-term?

<A – Laura Fournier>: That was just the difference in current deferred that was contributed to by Gomez.

<Q>: Okay. And then the 12 million is in the long-term deferred?

<A – Laura Fournier>: Long term. And that --

<Q>: Okay, so the total is, what, 50-ish million?

<A – Laura Fournier>: Right.

<Q>: For Gomez?

<A – Laura Fournier>: For Gomez? Yes.

<Q>: Okay, okay. And, on the mainframe side, are you seeing any change in behavior in how customers are renewing contracts at this point? And what I mean by that is looking at – is there any big changes in MIPS assumptions, MIPS growth?

<A – Bob Paul>: I think for the last, boy, a little over the last year, since the dip in last September, we just haven’t seen a lot of capacity growth. So the numbers that we’re showing right now surely based upon good relationships with very well documented return on investment case studies that we’ve been proactively working on for almost two years now.

So I will say it is a tough marketplace. And there’s no easy win in retaining and growing the mainframe business. We believe in this marketplace you’ve got to earn it through the ROI stuff. And then we’ve been very successful in some of these value propositions that can be driven from our products including data privacy and MIPS management, meaning the overall reduction of your operating costs using our tools in a mainframe environment.

So those are working well for us and they’re helping greatly with customer retention. And obviously every renewal becomes an opportunity for an increased license fee. So that’s where we’re focused.

<Q>: Any guess, any idea on what MIPS are growing then in general for your mainframe market?

<A – Bob Paul>: I don’t have numbers, David, but very little.

<Q>: Okay.

<A – Bob Paul>: I mean there’s very little capacity growth in the mainframe space right now. And I don’t expect that to change. There is a new product cycle coming up in the summertime that will probably drive new activity, maybe even new capacity activity, new license opportunity, software license billings on the mainframe side for us. But right now, we’re very thankful that we did sort of the hard work in making sure that we were publishing exactly what was going on with our mainframe customers from a value perspective.

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<Q>: Okay. So that whatever the number comes out to for the year then, that would be the mainframe MIPS growth for the year? Let’s say if it was down 5% for the year, is there pricing pressure too on top of slow if no --

<A – Bob Paul>: Sure. There’s absolutely pricing pressure.

<Q>: Okay, okay.

<A – Bob Paul>: I mean, we’re seeing considerable pricing pressure and don’t expect that to change, which is why we’ve just spent enormous amounts of time training our folks around differentiated capabilities in the productivity tools that we’re offering. And so far, so good.

<Q>: Any update or news on some of the new partners you recently signed up? Any activity with them in the quarter?

<A – Bob Paul>: Yes, there’s a ton of activity. That’s progressing very well. We’re getting – we had very nice uptick in revenue numbers this year so far. We just had a major Cisco Partner conference in Europe and it was remarkable. I think we had over 110 or so Vantage presentations that we did, and close to 600, or just under 600, new qualified leads in a single conference because of the work that, again, differentiated work what we’re doing with Cisco as one example.

We’re also seeing some nice synergies with the Accenture relationship. And we’re looking forward to announcements, growth announcements with both those organizations, but also you’d expect to see some new global license come into play here soon.

<Q>: When do you think that we’ll start seeing some meaningful revenue contribution from these new partnership relationships then?

<A – Bob Paul>: Well we had a goal, because we started from scratch, to get between five and 10% of our revenue this year out of partners. And we’re on track to do that, and it’s just going to go up from there. So we can certainly start breaking that out in the future if it makes sense, but we’ll see.

<Q>: Okay. And then on the guidance, you said the low end of the range, which the original range was 0.60 to $0.70 if I remember correctly.

<A – Bob Paul>: Right.

<Q>: What was the contribution from the sale of assets in Q1? Was it $0.12?

<A – Laura Fournier>: It was $0.13.

<A – Bob Paul>: $0.13.

<Q>: $0.13, okay, okay. So whatever the Street number that’s out there because they don’t include that in there, add $0.13 to that and then we should get around that $0.60 range for the year?

<A – Bob Paul>: Right.

<A – Laura Fournier>: Exactly.

<Q>: Okay, okay. All right, that’s everything from me. Thank you very much for your time.

<A – Laura Fournier>: Thank you.

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<A – Bob Paul>: Thanks, David.

Operator:  Thank you. And now to the line of Kirk Materne of Rafferty Capital Markets. Please go ahead.

<Q – Kirk Materne>: Thanks. Just a couple quick follow-ups really for Laura. As I look out to your fourth quarter, what should I be thinking about in terms of the IBM sort of relationship contribution to the Other income line?

<A – Laura Fournier>: We’re expecting it to be right around $18 million.

<Q – Kirk Materne>: 18 million, okay. And then in terms of Gomez, is there anything – I know they had a small professional services group – is that meaningful at all in terms of what was added to your services line this quarter? I assume that’s being just incorporated into your broader product service line.

<A – Bob Paul>: Yes, I don’t think there’s any...

<A – Laura Fournier>: No.

<A – Bob Paul>: ...real services, incremental services from Gomez. In fact --

<A – Laura Fournier>: I think it’s all included in the Gomez, we include it in the Gomez line.

<Q – Kirk Materne>: Okay. So it’s being recognized basically ratably.

<A – Laura Fournier>: Yes, it’s minimal.

<Q – Kirk Materne>: Okay, okay. That was it. Thanks.

<A – Bob Paul>: Thanks, Kirk.

<A – Laura Fournier>: Thank you.

Operator:  Thank you. And, ladies and gentlemen, we will now conclude the question-and-answer portion of today’s conference. I’d like to turn the conference back over to Lisa Elkin.

Lisa Elkin, Vice President, Investor Relations and Communications

Thank you very much. At this time, ladies and gentlemen, we will adjourn this conference call. Thank you very much for your time and interest in Compuware. And we hope you have a pleasant evening.

Operator:  Thank you. And, ladies and gentlemen, that does conclude out conference for today. This conference will be available for replay after 7:00 p.m. Eastern Time today through midnight February 4, 2010. You may access the replay system at any time by dialing 1-800-475-6701 and entering the access code 125114. International participants may dial 320-365-3844. Again, those numbers are 1-800-475-6701 and 320-365-3844, access code 125114.

And that does conclude our conference for today. Thank you for your participation. You may now disconnect.

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